Exhibit 5.01

November 19, 2008

Southwestern Public Service Company
Tyler at Sixth Street
Amarillo, Texas 79101

Jones Day
77 West Wacker Drive
Chicago, Illinois 60601

Re:                   $250,000,000 in Aggregate Principal Amount of Southwestern Public Service Company Series G Senior Notes, 8.75%, due 2018

Ladies and Gentlemen:

We are participating in the proceedings being had and taken in connection with the issuance and sale by Southwestern Public Service Company, a New Mexico corporation (herein called the “Company”), of $250,000,000 in aggregate in principal amount of the unsecured debt securities (herein called the “Debt Securities”).  We have examined all statutes, records, instruments and documents which, in our opinion, it is necessary to examine for the purpose of rendering the following opinion.

Based upon the foregoing, we are of the opinion that:

1.                                       The Company was incorporated and is now a legally existing corporation under the laws of the State of New Mexico; has corporate power, right and authority to do business and to own property in that state, in the manner and as set forth in the Registration Statement, Form S-3 (File No. 333-153241); and has corporate power, right and authority to create, issue and sell the Debt Securities.

2.                                       The Indenture dated as of February 1, 1999, as supplemented by various supplemental indentures (as supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee, has been duly authorized, executed and delivered by the Company under New Mexico law, does not violate the laws of New Mexico and constitutes a valid and binding obligation of the Company under New Mexico law.

3.                                       When and if (a) the Supplemental Indenture relating to the Debt Securities is duly executed and delivered and (b) the Debt Securities are duly executed, authenticated and delivered, and the consideration for the Debt Securities has been received by the Company, all in the manner contemplated by said Registration Statement, the Debt Securities have been legally issued by the Company.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement, and to the reference to us with respect to this opinion under the caption “Legal Opinions” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HINKLE, HENSLEY, SHANOR & MARTIN, LLP